UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2015

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer NO.)

24025 Calabasas Road, Suite 410, Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197

(Issuer’s telephone/facsimile numbers, including area code)

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 27, 2015, NetSol Technologies, Inc. (the “Company”) convened its annual meeting of shareholders. The following 4 proposals were submitted to a vote of security holders. Of the total issued and outstanding shares as of April 15, 2015, the record date, 81.02% or 8,281,514 shares voted in this election. Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum, but are not considered voted in other proposals.

1. Election of Directors

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders. A total of 4,524,487 shares of common stock cast votes. The following sets forth the tabulation of the shares voted for each director:

Director	For	Withhold	% of Total Voted For
Najeeb Ghauri	4,114,362	410,125	90.94%
Naeem Ghauri	4,122,041	402,446	91.11%
Asad Ghauri	4,052,086	472,401	89.56%
Shahid Burki	3,417,241	1,107,246	75.53%
Eugen Beckert	3,385,819	1,138,668	74.83%
Mark Caton	3,424,911	1,099,576	75.70%
Jeffrey Bilbrey	3,392,460	1,132,027	74.98%

2. Ratification of Appointment of Auditors

Kabani & Company Inc. was appointed as Auditors for the Company for the fiscal year ended June 30, 2015. Ratification of this appointment was sought in this proposal. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
8,150,770	7,373,338	777,432	67,744	89.71%

3. Advisory Vote on the Compensation of the Named Executive Officers

The Company’s “say on pay” advisory vote was held seeking from shareholders, on an advisory basis, approval of overall compensation of the named executive officers. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
4,524,487	2,586,230	1,878,307	59,950	57.16%

4. Approval of the Company’s 2015 Equity Incentive Plan

The Company sought approval of the 2015 Equity Incentive Plan which was adopted by the board of directors, subject to shareholder approval on March 31, 2015. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
4,524,487	2,616,479	1,859,584	48,424	57.82%

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: May 27, 2015	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: May 27, 2015	/s/ Roger K. Almond
ROGER K. ALMOND
Chief Financial Officer